FACILITIES, SUPPORT SERVICES, and BUSINESS AGREEMENT
August 8, 2014
This FACILITIES AND SUPPORT SERVICES AGREEMENT is effective as of July 1, 2014 between Tecogen Inc., a Delaware corporation (“Tecogen”), and American DG Energy Inc., a Delaware corporation (“ADG Energy”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree this agreement supersedes all similar agreements and amendments with the terms as follows:

1.Office and Infrastructure

Tecogen will provide to ADG Energy the following office and infrastructure support services for a period from the effective date of this Agreement, which is July 1, 2014; through the Termination Date (as such term is defined in Section 2 below):

(a)Office Space. Approximately 3,282 allocated square feet of space in Tecogen’s offices located at 45 First Avenue, Waltham, Massachusetts 02451 (the “Building”), which shall include nine (9) offices, a shared conference room and manufacturing space. Tecogen will also provide ADG Energy with water, sewer, electrical, and other utility services, heating, ventilation and air-conditioning, and cleaning and janitorial services. Tecogen may change the space in the Building occupied by ADG Energy from time to time during the term of this Agreement. Tecogen will provide such space and services at the Office Space Flat Rate per month through December 31, 2015. The Office Space Flat Rate is defined in Exhibit A. If additional space is provided, this flat fee will increase at an agreed upon rate. Copy machine usage, office supplies, and shipping, secretarial & receptionist services, Internet service, telephone support IT support, and other agreed upon services are not included in the monthly rate and will be billed separately.

(b)Personnel Support. Tecogen or ADG Energy will provide services to each other, on an as-available basis, accounting, tax, treasury and financial services, information systems services, human resource services, secretarial and such other services and support as Tecogen or ADG Energy may request. Tecogen or ADG Energy will be allocated the cost of such services at a rate equal to the individual’s base salary times the Applicable Salary Rate in Exhibit A for each employee or consultant assigned, but Tecogen or ADG Energy will only be required to pay for such personnel while they are working on Tecogen or ADG Energy’s behalf. ADG Energy shall record the time spent by such personnel on a spreadsheet and Tecogen shall record the time spent on a time-card system but in either case the hours spent should get pre-approved by management before any work starts.

(c)Insurance and Employee Benefit Plans. To the extent it is able to do under its then current plans and policies, Tecogen will include ADG Energy as a covered entity under its liability, property and casualty, workers compensation and other applicable business insurance policies. The costs of these insurance programs will be charged to ADG Energy on an actual cost basis when available, or in the case of general insurance be allocated to ADG Energy for its pro rata share of the premiums. Management of the plans will be carried out jointly by both companies and with no charge to each other.

(d)Product Pricing for Turnkeys and ADG Energy Projects: Tecogen agrees to sell products (cogen and chillers) at its Best Dealer Price as defined in Exhibit A. For the purposes of this calculation, Tecogen’s current SELECT pricing software revision shall be used for standard models and listed options. Special options shall be negotiated on a case-by-case basis. However, due to responsibilities imposed on CHP equipment manufacturers for projects benefiting from NYSERDA PON 2568, an extra NYSERDA Fee shall apply for project review and monitoring services required of Tecogen by NYSERDA. The NYSERDA Fee is defined in Exhibit A.
(e)Spares Pricing: Spare parts shall be sold at our Best Contractor/Dealer Spare Parts Discount as defined in Exhibit A.

(f)Volume Discounts: Upon achieving $1M in total sales under the terms included in this agreement for a single calendar year (combined parts and units) all parts and modules thereafter shall be supplied in accordance with the Volume Discount defined in Exhibit A.

(g)Representation: In the New England States and countries of the European Union, ADG Energy shall have the right to purchase Cogeneration and chiller products directly from Tecogen as described in the agreement so long as the ADG Energy’s intended use is to retain long-term ownership of the Cogeneration product and utilize it for the production and sale of electricity and thermal energy (i.e., ADG Energy’s “Onsite” energy projects). In cases where Tecogen has the opportunity to sell products to parties other than ADG Energy, for which the intended use is to earn revenue from metered energy to third parties , Tecogen shall pay a Location Royalty to ADG Energy as defined in Exhibit A. In cases where ADG Energy has the opportunity to sell Cogeneration products to an unaffiliated party in the New England States or the European Union and where Tecogen has no other appointed representation in that specific region, ADG Energy may buy/resell the Cogeneration product as specified under the terms of this agreement. If, however, Tecogen has appointed a local exclusive representative in that specific region or for that specific project, ADG Energy will defer to the local representative for pricing and other specific details for working cooperatively.

Representation rights may be terminated by either party upon 60 days’ notice, without cause.

(h)Sourcing of Spares: Except in exceptional circumstances (such as ADG Energy LLC), ADG Energy agrees to procure all parts for Tecogen modules from Tecogen.

(i)Service: Base Service Rates for all ADG Energy units contracted to Tecogen are defined in Exhibit A.

(j)Service Commission: ADG Energy shall receive Service Commissions as defined in and in accordance with Exhibit A.

(k)Billable Service: Billable Services provided by Tecogen shall be billed as defined in and in accordance with Exhibit A.

(l)Non-exclusive Territories: For other territories and products ADG Energy shall have non-exclusive rep status.

(m)Payments. All payments shall be paid no later than thirty (30) days following the date of invoice.

1.Term

The term of this agreement commenced as of the effective date for one year, renewable annually upon mutual written agreement.

3.     Representations and warranties of Tecogen

Tecogen represents and warrants to ADG Energy as follows, in each case as of the Effective Date:

(a)Organization and Corporate Power. Tecogen is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and is duly qualified or registered to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on Tecogen. Tecogen has all required corporate power and authority to carry on its business as presently conducted, to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement.

(b)Authority and Non-Contravention. Tecogen has full right, authority and power under its Certificate of Incorporation and By-Laws to enter into this Agreement and to carry out the transactions contemplated by this Agreement, and the execution, delivery and performance by Tecogen of this Agreement have been duly authorized by all necessary action under Tecogen’s Certificate of Incorporation and By-Laws. This Agreement constitutes the valid and binding obligation of Tecogen enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally or by equitable principles, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and (c) to the extent that the enforceability of the indemnification provisions in this Agreement may be limited by applicable law.

1.Representations And Warranties Of ADG Energy

In order to induce Tecogen to enter into this Agreement and to consummate the transactions contemplated by this Agreement, ADG Energy makes to Tecogen the representations and warranties contained in this Section 4, in each case as of the date of this Agreement.

(a)Organization and Corporate Power. ADG Energy is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and is duly qualified or registered to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on ADG Energy. ADG Energy has all required corporate power and authority to carry on its business as presently conducted, to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement.

(b)Authority and Non-Contravention. ADG Energy has full right, authority and power under its Certificate of Incorporation and By-Laws to enter into this Agreement and to carry out the transactions contemplated by this Agreement, and the execution, delivery and performance by ADG Energy of this Agreement have been duly authorized by all necessary action under ADG Energy’s Certificate of Incorporation and By-Laws. This Agreement constitutes the valid and binding obligation of ADG Energy enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally or by equitable principles, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and (c) to the extent that the enforceability of the indemnification provisions in this Agreement may be limited by applicable law.

2.General

(a)Independent Entities. Nothing in this Agreement shall be construed to constitute Tecogen and ADG Energy as a partner, franchisee, or agent of one another, nor shall either party have any authority to bind the other in any respect. Neither party has the power to make contracts in the name of the other, or to incur any liabilities whatsoever in the name of the other. Each party shall remain an independent contractor responsible only for its own actions.

(b)Confidentiality. Unless otherwise expressly provided for in this Agreement, both parties shall treat any information provided by or obtained from the other as proprietary or confidential and shall not disclose any such confidential information to any third party during the term of this Agreement or for a period of five (5) years thereafter, except for information which (i) at the time of disclosure, was published, known publicly or otherwise in the public domain; (ii) after disclosure, is published, becomes known publicly or otherwise becomes part of the public domain through no fault of the receiving party; (iii) prior to the time of disclosure, is known to the receiving party as evidenced by its written records and is not then subject to an obligation of confidentiality to any third party; and (iv) after disclosure, is made available to the receiving party in good faith by a third party under no obligation of confidentiality and without restriction on its further disclosure by the receiving party. Notwithstanding the preceding sentence, either party may disclose confidential information of the other and this Agreement to their legal representatives and employees and advisers to the extent such disclosure is reasonably necessary to achieve the purposes of this Agreement; or in connection with the filing and support of patent applications; or as required by law or to comply with applicable governmental regulations or court order; provided that if a party is required to make such disclosure of the other party’s confidential information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its reasonable best efforts to secure confidential treatment of such information in consultation with the other party prior to its disclosure and disclose only the minimum necessary to comply with such requirements.

(c)Amendments, Waivers and Consents. No provision of this Agreement may be waived otherwise than by a written instrument signed by the party or parties so waiving such covenant or other provision. No amendment to this Agreement may be made without the written consent of ADG Energy and Tecogen.

(d)Governing Law. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to conflict of laws principles thereof.

(e)Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute one and the same instrument. One or more counterparts of this Agreement may be delivered via telecopy, with the intention that they shall have the same effect as an original counterpart hereof.

(f)Notices and Demands. Any notice or demand which is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes when delivered by hand, telecopy, telex or other method of facsimile, or five (5) business days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two (2) business days after being sent by overnight delivery providing receipt of delivery:

(i)if to Tecogen Inc., 45 First Avenue, Waltham, Massachusetts 02451, Attention: President.

(ii)if to American DG Energy Inc., 45 First Avenue, Waltham, Massachusetts 02451, Attention: President.

(g)    Dispute Resolution

All disputes, claims, or controversies arising out of or relating to this Agreement or the negotiation, validity or performance of this Agreement or the transactions contemplated by this Agreement that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to John Hatsopoulos (The CEO of Tecogen and ADG Energy, as well board member of both companies) and Charles Maxwell (likewise Tecogen board member and chairman of the board of directors for ADG Energy). Hereby referred to as “the process”.

The parties covenant and agree that they will participate in the process in good faith and that they will share equally its costs, except as otherwise provided herein. The arbitrator(s) may in their discretion assess costs and expenses against any party to a proceeding. Each of the parties hereto irrevocably and unconditionally consents to the exclusive use of the process described above to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby and further consents to the jurisdiction of the courts of the Commonwealth of Massachusetts for the purposes of enforcing the arbitration provisions of Section 5(g) of this Agreement.

(a)Assignment. The rights and obligations of the parties under this Agreement may not be assigned or transferred in any manner without the prior express written approval of the other party. This agreement will terminate in the event of a change in control as the result of a merger, consolidation, or change in the Chief Executive Officer of either organization.

IN WITNESS WHEREOF, the parties hereto have caused this Facilities and Support Services Agreement to be duly executed and delivered by their proper and duly authorized representatives as of the effective day first above written.

Dated: July 1, 2014

TECOGEN INC.                     AMERICAN DG ENERGY INC.

By:    /s/ Robert A. Panora                By:    /s/ Gabriel Parmese
Name:    Robert A. Panora                Name:    Gabriel Parmese
Title:    Chief Operating Officer                Title:    Chief Financial Officer